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Avista Corp. to acquire Alaska Energy and Resources Company

SPOKANE, Wash. – Nov. 4, 2013: Avista Corp (NYSE:AVA) today announced that it has signed a definitive agreement to acquire Alaska Energy and Resources Company (AERC), a privately-held company based in Juneau, Alaska. When the transaction is complete, AERC will become a wholly-owned subsidiary of Avista Corp.

The purchase price at closing will be $170 million, less the assumption of debt and other customary closing adjustments. The transaction will be funded through the issuance of Avista common stock to the shareholders of AERC. The transaction is expected to close by July 1, 2014, following the receipt of necessary regulatory approvals and the satisfaction of other closing conditions. We expect that the addition of AERC to Avista Corp. will be slightly negative to earnings in 2014, and that it will contribute positively to earnings in 2015.

The primary subsidiary of AERC is Alaska Electric Light and Power Company (AEL&P), the oldest regulated electric utility in Alaska. In 2012, AEL&P had annual revenues of $42 million and a total rate base of $111 million. AEL&P, with 60 fulltime employees, serves approximately 15,900 customers in the city and borough of Juneau. The utility has a firm retail peak load of approximately 80 Megawatts (MW) and serves nearly 100 percent of its load with 102.7 MW of renewable hydroelectric generation capacity. The utility has 93.9 MW of diesel generating capacity to provide back-up service to all firm customers when necessary.

In addition to the regulated utility, AERC owns the AJT Mining subsidiary, which is an inactive mining company holding certain mining properties.

“AEL&P’s 120-year culture of service and community partnership is a great long-term fit with Avista Corp. We have found the company to have similar cultural values and focus on providing safe, reliable service to its customers that Avista has held dear for nearly 125 years. We look forward to working with AEL&P’S highly skilled and dedicated management and employees, and to being part of the Juneau community,” said Avista Corp. Chairman, President and Chief Executive Officer Scott Morris. “This agreement reflects Avista’s strategy to expand and diversify energy assets and deliver long-term value to the customers, communities and investors we serve.”

“AERC’s board of directors wanted to find a qualified utility buyer that would focus on providing reliable and competitively priced electric service, be a contributing member of the Juneau community and provide an environment for AEL&P employees to continue to realize job satisfaction and accomplishment.,” said Tim McLeod, AEL&P president and general manager.

“Avista, whose corporate culture is remarkably similar to that of AEL&P, satisfies these needs very well.”

About Avista
Avista Corp., incorporated in 1889 and based in Spokane, Wash., is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 362,000 customers and natural gas to 322,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista's primary, non-utility subsidiary is Ecova, an energy and sustainability management company with over 700 expense management customers, representing more than 600,000 sites. Our stock is traded under the ticker symbol "AVA."  For more information about Avista, please visit www.avistacorp.com.

For more information about Avista, please visit www.avistacorp.com.

This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

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SOURCE: Avista Corporation